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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Wendy L. Allen QAD Public Relations +1 805/566-6161 wla@qad.com	Cheryl Slomann QAD Investor Relations +1 805/566-5139 investor@qad.com

QAD ACQUIRES TRW ISCS PRACTICES IN EUROPE AND NORTH AMERICA

Transaction Expands Direct Service Capabilities Across EMEA

        CARPINTERIA, Calif.—November 12, 2002—QAD Inc. (Nasdaq: QADI), a leading provider of collaborative commerce applications for manufacturers, today announced the acquisition of the TRW Integrated Supply Chain Solutions (TRW ISCS) business covering 10 European countries and North America.

        Under the terms of the agreement, QAD paid $1.0 million in cash and will incur transaction and integration costs of approximately $4 to $5 million. QAD expects the acquired business to generate annual revenue in the range of $13 to $15 million and be accretive to earnings by the second half of fiscal 2004. The transaction included the purchase of the stock of BDM UK Limited and its thirteen wholly-owned European subsidiaries, the acquisition of assets and assumption of certain liabilities of the businesses in Germany and North America, and TRW Systems' agreement not to compete in Europe for the next 3 years.

        TRW ISCS, until now a QAD alliance partner, offered services and support to QAD customers in Europe per an agreement with QAD. By terminating this agreement and acquiring TRW ISCS, QAD significantly expands its infrastructure in the Europe, Middle East and Africa (EMEA) region, which represented nearly 40 percent of the company's total fiscal 2002 revenues. It also creates a new direct presence for QAD in four countries: Belgium, Portugal, Spain and Switzerland, taking QAD's direct presence to thirteen countries in EMEA. Additionally, QAD acquired TRW ISCS' worldwide rights to TRW's AIM Warehousing product that integrates with MFG/PRO.

        "QAD has reinforced its ongoing commitment to the European marketplace with this acquisition," said Andy Eardley, QAD vice president EMEA region. "Our customers will now benefit from wider direct access to QAD while experiencing faster and more informed support and services across the region. Integration will be straightforward, as our two organisations are already closely aligned with services, product and customers and we have spent much time planning in an effort to ensure a seamless transition. Customer support will be operational from day one."

        "The combination of these two organisations is very positive," said Fred Bullock, vice president and general manager, TRW Systems Europe. "Now the customers benefit from having direct access to QAD software solutions, combined with ISCS consulting and implementation skills."

About QAD

        QAD delivers value through collaborative commerce for manufacturers, empowering enterprises to integrate diverse business processes and increase profitability. By enabling global manufacturers to efficiently manage resources within and beyond the enterprise, QAD solutions can improve customer delivery performance and reduce inventory costs. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at more than 5,400 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        "QAD" and "MFG/PRO" are registered trademarks of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances; delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic factors. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002.

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  Exhibit 99.1